UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 20, 2008
Origen Financial, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-50721	20-0145649

State of Incorporation	(Commission File Number)	(I.R.S. Employer
Identification No.)

27777 Franklin Road, Suite 1700, Southfield, Michigan	48034

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (248) 746-7000
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Effective as of March 20, 2008, Origen Financial, Inc. entered into a letter agreement with Benton E. Sergi, Origen’s Senior Vice President of Operations. The following brief description of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1.
     Under the agreement, Mr. Sergi will be paid a retention bonus equal to $215,250 (the amount of his current base salary) if (1) he remains employed by Origen or a successor of Origen for twelve months from the date of the agreement, or (2) if during such twelve-month period his employment is terminated by Origen for any reason other than insubordination, incompetency or dishonesty, and he is not offered employment by a successor to Origen. If payable, the retention bonus will be paid in accordance with Origen’s payroll schedule over the course of one year.
     Origen entered into the agreement with Mr. Sergi and similar agreements with other key employees to maximize stockholder value by providing for continuity and stability of management before, during and after a possible sale of Origen and to provide Mr. Sergi and such other employees with fair and reasonable protection from the risks presented by the possibility of a sale of Origen. These considerations are of particular importance given the current conditions in the credit markets described in Origen’s recently filed Annual Report on Form 10-K for the year ended December 31, 2007. Among other things, these conditions recently have caused Origen to suspend originating manufactured housing loans for its own account, decrease its workforce by 16% and consider various strategic alternatives to satisfy its obligations to repay approximately $46 million under a credit facility that matures on June 13, 2008.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits:

Exhibit No.	Description	Furnished Herewith

10.1	Letter agreement dated March 20, 2008 between Origen Financial, Inc. and Benton E. Sergi*	X

*	Management contract or compensatory plan or arrangement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 26, 2008

Origen Financial, Inc.
By:	/s/ W. Anderson Geater, Jr.
W. Anderson Geater, Jr., Chief Financial Officer

ORIGEN FINANCIAL, INC.
EXHIBIT INDEX

Exhibit No.	Description	Furnished Herewith

10.1	Letter agreement dated March 20, 2008 between Origen Financial, Inc. and Benton E. Sergi*	X

*	Management contract or compensatory plan or arrangement.